News Release

For Immediate Release:	For More Information, Contact:
July 23, 2025	Hillary Kestler
704-644-4137

First Bancorp Reports Second Quarter Results

Second Quarter 2025 Financial Data				Second Quarter 2025 Highlights
(Dollars in 000s, except per share data)	Q2-2025	Q1-2025	Q2-2024
•Diluted earnings per share ("D-EPS") was $0.93 per share for the second quarter of 2025 compared to $0.88 for the linked quarter and $0.70 for the like quarter.
•Total loan yield expanded to 5.53%, up 1 basis point from the linked quarter and 3 basis points from the like quarter. Total cost of funds contracted 3 basis points to 1.48% for the quarter ended June 30, 2025 from 1.51% for the linked quarter and from 1.81% for the like quarter.
•The yield on securities increased 13 basis points to 2.41% for the quarter ended June 30, 2025 from 2.28% for the linked quarter. The Company purchased $127.0 million of CMOs yielding 5.16% during the second quarter.
•Average core deposits were $10.7 billion for the second quarter of 2025, an increase of $140.4 million from the linked quarter, with $147.0 million of growth in noninterest bearing deposits and $21.3 million of growth in average money market accounts, partially offset by a decline of $30.7 million in average time deposits. Total cost of deposits was 1.43%, a decrease of 3 basis points from 1.46% for the linked quarter and 29 basis points from the like quarter at 1.72%. The Company continues to maintain a low level of wholesale funding with average borrowings of $92.2 million for the quarter ended June 30, 2025.
•We continue to focus on expense management. Noninterest expenses of $59.0 million represented a $1.1 million increase from the linked quarter and $0.7 million from the like quarter. The linked quarter increase was driven by a $0.7 million increase in Other operating expenses and a $0.4 million increase in Total personnel expense.
•Total loans were $8.2 billion at June 30, 2025, reflecting growth of $122.6 million, or 6.07% annualized, for the quarter and growth of $155.8 million, or 1.93%, from June 30, 2024.
•Noninterest-bearing demand deposits were $3.5 billion, representing 33% of total deposits at June 30, 2025. During the second quarter of 2025, customer deposits grew $85.6 million driven by increases of $65.8 million in noninterest bearing deposits and $60.0 million in money market accounts.
•The on-balance sheet liquidity ratio was 20.0% at June 30, 2025, an increase from 19.8% for the linked quarter. Available off-balance sheet sources totaled $2.3 billion at June 30, 2025, resulting in a total liquidity ratio of 36.1%.

Summary Income Statement
Total interest income	$136,741	$132,660	$128,822
Total interest expense	40,065	39,777	47,707
Net interest income	96,676	92,883	81,115
Provision for credit losses	2,212	1,116	541
Noninterest income	14,341	12,902	14,601
Noninterest expenses	58,983	57,893	58,291
Income tax expense	11,256	10,370	8,172
Net income	$38,566	$36,406	$28,712

Key Metrics
Diluted EPS	$0.93	$0.88	$0.70
Book value per share	37.53	36.46	34.10
Tangible book value per share	25.82	24.69	22.19
Return on average assets	1.24%	1.21%	0.96%
Return on average common equity	10.11%	10.06%	8.38%
Return on average tangible common equity	15.25%	15.54%	13.60%
NIM	3.32%	3.25%	2.84%
NIM- T/E	3.32%	3.27%	2.87%
Quarterly net charge-offs to average loans - annualized	0.06%	0.17%	0.07%
Allowance for credit losses to total loans	1.47%	1.49%	1.36%

Capital Ratios (1)
Tangible common equity to tangible assets	8.83%	8.55%	7.90%
Common equity tier I capital ratio	14.62%	14.52%	13.99%
Total risk-based capital ratio	16.87%	16.80%	16.24%
(1) June 30, 2025 ratios are preliminary.

Second Quarter 2025 Results

SOUTHERN PINES, N.C. - First Bancorp (the "Company") (NASDAQ - FBNC), the parent company of First Bank, reported unaudited second quarter earnings today. The Company announced net income of $38.6 million, or $0.93 D-EPS, for the three months ended June 30, 2025 compared to $36.4 million, or $0.88 D-EPS, for the three months ended March 31, 2025 ("linked quarter") and $28.7 million, or $0.70 D-EPS, for the second quarter of 2024 ("like quarter"). For the six months ended June 30, 2025, the Company recorded net income of $75.0 million, or $1.81 per diluted common share, compared to $54.0 million, or $1.31 per diluted common share, for the six months ended June 30, 2024.

The Company continued to enhance net interest income and net interest margin ("NIM"). The Company recorded net interest income of $96.7 million for the second quarter of 2025, compared to $92.9 million for the linked quarter and $81.1 million for the like quarter. NIM for the second quarter of 2025 expanded to 3.32% from 3.25% for the linked quarter and 2.84% for the like quarter.

First Bancorp also continued to maintain expense control with noninterest expenses of $59.0 million for the second quarter of 2025, up slightly from $57.9 million for the linked quarter and $58.3 million for the like quarter. For the six months ended June 30, 2025, the Company recorded noninterest expense of $116.9 million, down from $117.5 million, for the six months ended June 30, 2024.

Richard H. Moore, Chairman and CEO of the Company, stated "First Bancorp continues to improve financial results in 2025 as second quarter net income was $38.6 million and diluted EPS was $0.93, both resulting from expanded net interest margin and disciplined expense management. We improved our liquidity position and increased our capital levels, while credit quality remains strong with low levels of charge-offs and nonperforming assets. We grew loans 6% annualized in the quarter and benefited from our favorable cost of funds and increased yields on our earning assets. Our Board also increased our quarterly dividend to $0.23 per share effective June 30, 2025. We are very pleased with the Bank's performance halfway through this year."

Net Interest Income and Net Interest Margin

Net interest income for the second quarter of 2025 was $96.7 million, an increase of 4.1% from the linked quarter of $92.9 million and 19.2% from the like quarter of $81.1 million. The increase in net interest income from the linked and like quarters was primarily driven by our focused efforts to manage deposit costs while increasing loan yields after the rate cuts by the Federal Reserve in the second half of 2024 along with the increased securities yield resulting from the loss-earnback transaction executed in the fourth quarter of 2024.
The Company’s NIM for the second quarter of 2025 was 3.32%, an increase of 7 basis points from the linked quarter and 48 basis points from the like quarter. Within interest-earning assets, the purchase of $127.0 million of CMOs yielding 5.16% during the second quarter aided in the 13 basis point increase in the yield on securities as compared to the linked quarter. In addition, loan yields increased 1 basis point to 5.53%. During the quarter ended June 30, 2025, interest-bearing deposits remained consistent with the linked quarter and fell 0.40% from the like quarter, attributable to the three rate cuts by the Federal Reserve between September and December. The like quarter expansion of NIM was driven by the same factors described above resulting in an increase of 69 basis points in securities yield, an increase of 3 basis points in loan yields, and a decrease of 40 basis points in the rate on interest-bearing deposits.

Second Quarter 2025 Results

	For the Three Months Ended
YIELD INFORMATION	June 30, 2025	March 31, 2025	June 30, 2024

Yield on loans	5.53%	5.52%	5.50%
Yield on securities	2.41%	2.28%	1.72%
Yield on other earning assets	4.63%	4.42%	4.71%
Yield on total interest-earning assets	4.69%	4.65%	4.51%

Cost of interest-bearing deposits	2.14%	2.14%	2.54%
Cost of borrowings	7.22%	7.31%	7.09%
Cost of total interest-bearing liabilities	2.20%	2.21%	2.65%
Total cost of funds	1.48%	1.51%	1.81%
Cost of total deposits	1.43%	1.46%	1.72%

Net interest margin (1)	3.32%	3.25%	2.84%
Net interest margin - tax-equivalent (2)	3.32%	3.27%	2.87%
Average prime rate	7.50%	7.50%	8.50%

(1) Calculated by dividing annualized net interest income by average earning assets for the period.
(2) Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. The tax-equivalent amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed using the expected tax rate and is reduced by the related nondeductible portion of interest expense.

See Appendix F regarding loan purchase discount accretion and its impact on the Company's NIM.

Provision for Credit Losses and Credit Quality

For the three months ended June 30, 2025, March 31, 2025 and June 30, 2024, the Company recorded $2.2 million, $1.1 million and $0.5 million in provision for credit losses, respectively. The provision for the second quarter of 2025 was driven by net charge-offs of $1.2 million, reserves related to loan growth of $122.6 million, and declining macro-economic projections, partially offset by the $3.5 million reduction in reserves for potential credit exposure from Hurricane Helene. Additionally, the $1.1 million provision for unfunded commitments during the quarter was the result of increased reserve rates for specifc segments of the loan portfolio and an increase in the level of available unfunded lending commitments. The June macro-economic forecasts are a key driver in the Company's CECL model and reflected declines from the prior quarter.

Within the portions of Western North and South Carolina that were significantly impacted by Hurricane Helene starting late in the third quarter of 2024, the Company identified borrowers that were potentially impacted by the storm and subsequent economic impacts which represented approximately $703 million of loans outstanding as of June 30, 2025. Based upon its continuing evaluation of these potential impacts, the Company adjusted the incremental reserve for potential exposure from Hurricane Helene to $7.5 million as of June 30, 2025. The remaining incremental reserve contributes 10 basis points to the Allowance for Credit Losses at period end. The results for the second quarter of 2025 included a $3.5 million reduction to the potential impacts to the allowance for credit losses from Hurricane Helene ($2.7 million after-taxes or $0.06 per diluted share). The reconciliations from net income and D-EPS to adjusted net income and adjusted D-EPS (both non-GAAP measures) for the first and second quarters of 2025 are presented in Appendix E.

Asset quality remained strong with annualized net loan charge-offs of 0.06% for the second quarter of 2025. Total nonperforming assets ("NPAs") remained at a low level at $35.8 million at June 30, 2025, or 0.28% of total assets, up slightly from 0.27% at March 31, 2025 and consistent with June 30, 2024.

Second Quarter 2025 Results

The following table presents the summary of NPAs and asset quality ratios for each period.

ASSET QUALITY DATA ($ in thousands)	June 30, 2025	March 31, 2025	June 30, 2024

Nonperforming assets
Nonaccrual loans	$34,625	$29,081	$33,102
Accruing loans > 90 days past due	—	—	—
Total nonperforming loans	34,625	29,081	33,102
Foreclosed real estate	1,218	4,769	1,150
Total nonperforming assets	$35,843	$33,850	$34,252

Asset Quality Ratios
Quarterly net charge-offs to average loans - annualized	0.06%	0.17%	0.07%
Nonperforming loans to total loans	0.42%	0.36%	0.54%
Nonperforming assets to total assets	0.28%	0.27%	0.28%
Allowance for credit losses to total loans	1.47%	1.49%	1.36%

Noninterest Income

Total noninterest income for the second quarter of 2025 was $14.3 million, an 11.2% increase from the $12.9 million recorded in the linked quarter and a 1.8% decrease from the $14.6 million recorded for the like quarter. As compared to the linked quarter, noninterest income was higher primarily due to higher Other service charges, commissions and fees and Other income, net of $0.7 million and $0.6 million, respectively.

Noninterest Expenses

Noninterest expenses amounted to $59.0 million for the second quarter of 2025 compared to $57.9 million for the linked quarter and $58.3 million for the like quarter. The $1.1 million, or 1.9%, increase in noninterest expense from the linked quarter was driven by a $0.7 million increase in Other operating expenses and a $0.4 million increase in total personnel expenses arising from increased incentives expense.

The $0.7 million increase from the like quarter was driven by a $0.7 million increase in total personnel expenses and a $0.3 million increase in Occupancy and equipment related expenses, partially offset by declines in other expenses.

Income Taxes

Income tax expense totaled $11.3 million for the second quarter of 2025 compared to $10.4 million for the linked quarter and $8.2 million for the like quarter. These equated to effective tax rates of 22.6%, 22.2% and 22.2% for the respective periods.

Second Quarter 2025 Results

Balance Sheet

Total assets at June 30, 2025 amounted to $12.6 billion, an increase of $172.0 million, or 5.5% annualized, from the linked quarter and an increase of $547.5 million, or 4.5%, from a year earlier. The increase from the linked quarter was primarily driven by loan growth and an increase in our available for sale securities portfolio as a result of $127.0 million of purchases and a decrease in the unrealized loss on those securities, partially offset by repayments.

Key period end balance sheet components are presented below.

BALANCES ($ in thousands)	June 30, 2025	March 31, 2025	June 30, 2024	Change 2Q25 vs 1Q25	Change 2Q25 vs 2Q24

Total assets	$12,608,265	$12,436,245	$12,060,805	1.4%	4.5%
Loans	8,225,650	8,103,033	8,069,848	1.5%	1.9%
Investment securities	2,661,236	2,582,781	2,390,811	3.0%	11.3%
Total cash and cash equivalents	711,286	772,441	608,412	(7.9)%	16.9%
Noninterest-bearing deposits	3,542,626	3,476,786	3,339,678	1.9%	6.1%
Interest-bearing deposits	7,287,754	7,267,873	7,148,151	0.3%	2.0%
Borrowings	92,237	92,055	91,513	0.2%	0.8%
Shareholders’ equity	1,556,180	1,508,176	1,404,342	3.2%	10.8%

Primarily the result of securities purchases and decreased unrealized losses on the available for sale securities portfolio during the second quarter of 2025, total investment securities increased to $2.7 billion at June 30, 2025, reflecting a $78.5 million increase from the linked quarter. Total unrealized losses on available for sale investment securities was $298.9 million at June 30, 2025, as compared to $321.2 million at March 31, 2025 and $410.1 million at June 30, 2024. During the second quarter of 2025, the Company purchased $127.0 million of securities with a weighted average yield of 5.16%.
Total loans amounted to $8.2 billion at June 30, 2025, an increase of $122.6 million, or 6.1% annualized, from March 31, 2025 and an increase of $155.8 million, or 1.9%, from June 30, 2024. Please see below table for total loan portfolio mix. As of June 30, 2025, there were no notable concentrations in geographies within North Carolina and South Carolina or industries, including in office or hospitality categories, which are included in the "commercial real estate - non-owner occupied" category in the table below. The Company's exposure to non-owner occupied office loans represented approximately 6.5% of the total portfolio at June 30, 2025, with the largest loan being $30.0 million and with an average loan outstanding balance of $1.4 million. Non-owner occupied office loans are generally in non-metro markets and the ten largest loans in this category represent less than 2% of the total loan portfolio.

Second Quarter 2025 Results
The following table presents the period end balance and portfolio percentage by loan category.

LOAN PORTFOLIO	June 30, 2025		March 31, 2025		June 30, 2024
($ in thousands)	Amount	Percentage	Amount	Percentage	Amount	Percentage

Commercial and industrial	$911,227	11%	$890,071	11%	$863,366	11%
Construction, development & other land loans	633,529	8%	644,439	8%	764,418	9%
Commercial real estate - owner occupied	1,254,596	15%	1,233,732	15%	1,250,267	16%
Commercial real estate - non-owner occupied	2,758,629	34%	2,701,746	34%	2,561,803	32%
Multi-family real estate	509,419	6%	512,958	6%	497,187	6%
Residential 1-4 family real estate	1,731,397	21%	1,709,593	21%	1,729,050	21%
Home equity loans/lines of credit	355,876	4%	341,240	4%	326,411	4%
Consumer loans	70,137	1%	68,115	1%	76,638	1%
Loans, gross	8,224,810	100%	8,101,894	100%	8,069,140	100%
Unamortized net deferred loan fees	840		1,139		708
Total loans	$8,225,650		$8,103,033		$8,069,848

Total deposits were $10.8 billion at June 30, 2025, an increase of $85.7 million, or 3.2% annualized, from March 31, 2025 and an increase of $342.6 million, or 3.3%, from June 30, 2024.

The Company has a diversified and granular deposit base which has remained a stable funding source with noninterest-bearing deposits comprising 33% of total deposits at June 30, 2025. As presented in the table below, our deposit mix has remained relatively consistent.

DEPOSIT PORTFOLIO	June 30, 2025		March 31, 2025		June 30, 2024
($ in thousands)	Amount	Percentage	Amount	Percentage	Amount	Percentage

Noninterest-bearing checking accounts	$3,542,626	33%	$3,476,786	32%	$3,339,678	32%
Interest-bearing checking accounts	1,443,010	13%	1,448,377	14%	1,400,071	13%
Money market accounts	4,446,485	41%	4,386,469	41%	4,150,429	40%
Savings accounts	536,247	5%	539,632	5%	558,126	5%
Other time deposits	514,865	5%	533,723	5%	601,212	6%
Time deposits >$250,000	337,382	3%	349,990	3%	389,281	4%
Total customer deposits	10,820,615	100%	10,734,977	100%	10,438,797	100%
Brokered deposits	9,765	—%	9,682	—%	49,032	—%
Total deposits	$10,830,380	100%	$10,744,659	100%	$10,487,829	100%

As of June 30, 2025 and March 31, 2025, estimated insured deposits totaled $6.5 billion, or 59.7%, and $6.5 billion, or 60.2%, respectively, of total deposits. In addition, at June 30, 2025 and March 31, 2025, there were collateralized deposits of $707.0 million and $725.9 million, respectively, such that approximately 66.3% and 66.9%, respectively, of our total deposits were insured or collateralized at those dates.

Capital

The Company maintains capital in excess of well-capitalized regulatory requirements, with an estimated total risk-based capital ratio at June 30, 2025 of 16.87%, up from the linked quarter ratio of 16.80% and the like quarter ratio of 16.24%. The increase during the second quarter of 2025 in risk-based capital ratios was driven by earnings in excess of dividends, partially offset by an increase in risk weighted assets.

Second Quarter 2025 Results

The Company has elected to exclude accumulated other comprehensive income ("AOCI") related primarily to available for sale securities from common equity tier 1 capital. AOCI is included in the Company’s tangible common equity ("TCE") to tangible assets ratio (a non-GAAP financial measure) which was 8.83% at June 30, 2025, an increase of 28 basis points from the linked quarter and 93 basis points from June 30, 2024. The second quarter increase in TCE was driven by earnings in excess of dividends and improvements in the level of unrealized losses on the available for sale securities portfolio during the quarter. Refer to Appendix B for a reconciliation of common equity to TCE (a non-GAAP measure) and Appendix D for a calculation of the TCE ratio (a non-GAAP measure).

CAPITAL RATIOS	June 30, 2025 (estimated)	March 31, 2025	June 30, 2024

Tangible common equity to tangible assets (non-GAAP)	8.83%	8.55%	7.90%
Common equity tier I capital ratio	14.62%	14.52%	13.99%
Tier I leverage ratio	11.45%	11.41%	11.24%
Tier I risk-based capital ratio	15.42%	15.34%	14.79%
Total risk-based capital ratio	16.87%	16.80%	16.24%

Liquidity

Liquidity is evaluated as both on-balance sheet (primarily cash and cash-equivalents, unpledged securities and other marketable assets) and off-balance sheet (readily available lines of credit and other funding sources). The Company continues to manage liquidity sources, including unused lines of credit, at levels believed to be adequate to meet its operating needs for the foreseeable future.

The Company's on-balance sheet liquidity ratio (net liquid assets as a percent of net liabilities) at June 30, 2025 was 20.0%. In addition, the Company had approximately $2.3 billion in available lines of credit at that date resulting in a total liquidity ratio of 36.1%.

Second Quarter 2025 Results

About First Bancorp

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of $12.6 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 113 branches in North Carolina and South Carolina. Since 1935, First Bank has taken a tailored approach to banking, combining best-in-class financial solutions, helpful local expertise, and technology to manage a home or business. First Bank also provides SBA loans to customers through its nationwide network of lenders. Member FDIC, Equal Housing Lender.

Please visit our website at www.LocalFirstBank.com for more information.

First Bancorp's common stock is traded on The NASDAQ Global Select Market under the symbol "FBNC."

Caution about Forward-Looking Statements: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other words or phrases concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to this press release by wire services, internet services or other media.

Non-GAAP Measures

In this Earnings Release, we present certain measures of our performance that are calculated by methods other than in accordance with generally accepted accounting principles (“GAAP”). Company management uses these non-GAAP measures for purposes of evaluating our performance. Non-GAAP measures exclude or include amounts that are not normally excluded or included in the most directly comparable measure determined in accordance with GAAP. Company management believes an appropriate analysis of the Company's financial performance requires an understanding of the factors underlying such performance. Non-GAAP financial measures should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with GAAP. Please see the Appendices attached to this Earnings Release for reconciliations of return on tangible common equity, tangible common equity, tangible book value per share, the tangible common equity ratio, adjusted net income and adjusted D-EPS.

Second Quarter 2025 Results

First Bancorp and Subsidiaries Financial Summary

CONSOLIDATED INCOME STATEMENT
	For the Three Months Ended			For the Six Months Ended
($ in thousands, except per share data - unaudited)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Interest income
Interest and fees on loans	$112,931	$110,533	$110,472	$223,464	$220,270
Interest on investment securities:
Taxable interest income	16,857	15,524	11,291	32,381	24,019
Tax-exempt interest income	1,116	1,116	1,117	2,232	2,234
Other, principally overnight investments	5,837	5,487	5,942	11,324	8,913
Total interest income	136,741	132,660	128,822	269,401	255,436
Interest expense
Interest on deposits	38,405	38,119	44,744	76,524	83,879
Interest on borrowings	1,660	1,658	2,963	3,318	11,168
Total interest expense	40,065	39,777	47,707	79,842	95,047
Net interest income	96,676	92,883	81,115	189,559	160,389
Provision for credit losses	2,212	1,116	541	3,328	1,741
Net interest income after provision for credit losses	94,464	91,767	80,574	186,231	158,648
Noninterest income
Service charges on deposit accounts	3,976	3,767	4,139	7,743	8,007
Other service charges and fees	6,595	5,883	5,314	12,478	10,884
Presold mortgage loan fees and gains on sale	315	450	588	765	926
Commissions from sales of financial products	1,388	1,408	1,377	2,796	2,697
SBA loan sale gains	151	52	1,336	203	2,231
Bank-owned life insurance income	1,221	1,228	1,179	2,449	2,343
Securities losses, net	—	—	(186)	—	(1,161)
Other Income, net	695	114	854	809	1,570
Total noninterest income	14,341	12,902	14,601	27,243	27,497
Noninterest expenses
Salaries, incentives and commissions expense	29,005	28,661	27,809	57,666	55,451
Employee benefit expense	6,187	6,095	6,703	12,282	12,972
Total personnel expense	35,192	34,756	34,512	69,948	68,423
Occupancy and equipment expense	5,195	5,192	4,877	10,387	10,952
Intangibles amortization expense	1,468	1,516	1,669	2,984	3,428
Other operating expenses	17,128	16,429	17,233	33,557	34,675
Total noninterest expenses	58,983	57,893	58,291	116,876	117,478
Income before income taxes	49,822	46,776	36,884	96,598	68,667
Income tax expense	11,256	10,370	8,172	21,626	14,683
Net income	$38,566	$36,406	$28,712	$74,972	$53,984
Earnings per common share:
Basic	$0.93	$0.88	$0.70	$1.81	$1.31
Diluted	0.93	0.88	0.70	1.81	1.31

Second Quarter 2025 Results

First Bancorp and Subsidiaries Financial Summary

CONSOLIDATED BALANCE SHEETS
($ in thousands - unaudited)	June 30, 2025	March 31, 2025	June 30, 2024
Assets
Cash and due from banks, noninterest-bearing	$139,486	$149,781	$90,468
Due from banks, interest-bearing	571,800	622,660	517,944
Total cash and cash equivalents	711,286	772,441	608,412

Securities available for sale	2,144,831	2,064,516	1,867,211
Securities held to maturity	516,405	518,265	523,600
Presold mortgages and SBA loans held for sale	8,928	5,166	7,247

Loans	8,225,650	8,103,033	8,069,848
Allowance for credit losses on loans	(120,545)	(120,631)	(110,058)
Net loans	8,105,105	7,982,402	7,959,790

Premises and equipment, net	141,661	141,954	147,110
Accrued interest receivable	36,681	35,452	35,605
Goodwill	478,750	478,750	478,750
Other intangible assets, net	19,920	21,388	26,080
Bank-owned life insurance	190,817	189,597	186,031
Other assets	253,881	226,314	220,969
Total assets	$12,608,265	$12,436,245	$12,060,805

Liabilities
Deposits:
Noninterest-bearing deposits	$3,542,626	$3,476,786	$3,339,678
Interest-bearing deposits	7,287,754	7,267,873	7,148,151
Total deposits	10,830,380	10,744,659	10,487,829

Borrowings	92,237	92,055	91,513
Accrued interest payable	4,340	4,935	5,728
Other liabilities	125,128	86,420	71,393
Total liabilities	11,052,085	10,928,069	10,656,463

Shareholders’ equity
Common stock	973,041	971,174	967,239
Retained earnings	812,657	783,630	752,294
Stock in rabbi trust assumed in acquisition	(869)	(1,166)	(1,139)
Rabbi trust obligation	869	1,166	1,139
Accumulated other comprehensive loss	(229,518)	(246,628)	(315,191)
Total shareholders’ equity	1,556,180	1,508,176	1,404,342
Total liabilities and shareholders’ equity	$12,608,265	$12,436,245	$12,060,805

Second Quarter 2025 Results

First Bancorp and Subsidiaries Financial Summary

TREND INFORMATION
	For the Three Months Ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024

PERFORMANCE RATIOS (annualized)
Return on average assets (1)	1.24%	1.21%	0.12%	0.61%	0.96%
Return on average common equity (2)	10.11%	10.06%	0.96%	5.14%	8.38%
Return on average tangible common equity (3)	15.25%	15.54%	1.93%	8.30%	13.60%

COMMON SHARE DATA
Cash dividends declared - common	$0.23	$0.22	$0.22	$0.22	$0.22
Book value per common share	$37.53	$36.46	$34.96	$35.74	$34.10
Tangible book value per share (4)	$25.82	$24.69	$23.17	$23.91	$22.19
Common shares outstanding at end of period	41,468,098	41,368,828	41,347,418	41,340,099	41,187,943
Weighted average shares outstanding - diluted	41,441,393	41,406,525	41,422,973	41,366,743	41,262,091

CAPITAL INFORMATION (preliminary for current quarter)
Tangible common equity to tangible assets (5)	8.83%	8.55%	8.22%	8.47%	7.90%
Common equity tier I capital ratio	14.62%	14.52%	14.35%	14.37%	13.99%
Total risk-based capital ratio	16.87%	16.80%	16.63%	16.65%	16.24%

(1) Calculated by dividing annualized net income by average assets.
(2) Calculated by dividing annualized tangible net income (net income adjusted for intangible asset amortization, net of tax), by average common equity. See Appendix A for the components of the calculation.

(3) Return on average tangible common equity is a non-GAAP financial measure. See Appendix A for the components of the calculation and the reconciliation of average common equity to average TCE.
(4) Tangible book value per share is a non-GAAP financial measure. See Appendix B for a reconciliation of common equity to tangible common equity and Appendix C for the resulting calculation.
(5) Tangible common equity ratio is a non-GAAP financial measure. See Appendix B for a reconciliation of common equity to tangible common equity and Appendix D for the resulting calculation.

	For the Three Months Ended
INCOME STATEMENT ($ in thousands except per share data)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024

Net interest income	$96,676	$92,883	$88,841	$83,043	$81,115
Provision for credit losses	2,212	1,116	507	14,200	541
Noninterest income	14,341	12,902	(23,177)	13,579	14,601
Noninterest expense	58,983	57,893	58,279	59,850	58,291
Income before income taxes	49,822	46,776	6,878	22,572	36,884
Income tax expense	11,256	10,370	3,327	3,892	8,172
Net income	38,566	36,406	3,551	18,680	28,712

Earnings per common share - diluted	$0.93	$0.88	$0.08	$0.45	$0.70

(1) This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming the expected tax rate and is reduced by the related nondeductible portion of interest expense.

Second Quarter 2025 Results

First Bancorp and Subsidiaries Financial Summary
AVERAGE BALANCES AND NET INTEREST INCOME ANALYSIS - QUARTERS

	For the Three Months Ended
	June 30, 2025			March 31, 2025			June 30, 2024
($ in thousands)	Average Volume	Interest Earned or Paid	Average Rate	Average Volume	Interest Earned or Paid	Average Rate	Average Volume	Interest Earned or Paid	Average Rate
Assets
Loans (1) (2)	$8,187,662	$112,931	5.53%	$8,107,394	$110,533	5.52%	$8,070,815	$110,472	5.50%
Taxable securities	2,697,338	16,857	2.50%	2,629,066	15,524	2.36%	2,591,617	11,291	1.74%
Non-taxable securities	287,848	1,116	1.55%	288,905	1,116	1.55%	292,045	1,117	1.53%
Short-term investments, primarily interest-bearing cash	505,912	5,837	4.63%	503,377	5,487	4.42%	507,635	5,942	4.71%
Total interest-earning assets	11,678,760	136,741	4.69%	11,528,742	132,660	4.65%	11,462,112	128,822	4.51%
Cash and due from banks	153,074			133,756			84,674
Premises and equipment	142,090			143,064			149,643
Other assets	484,448			421,248			358,852
Total assets	$12,458,372			$12,226,810			$12,055,281
Liabilities
Interest-bearing checking	$1,434,559	$2,426	0.68%	$1,431,556	$2,497	0.71%	$1,397,367	$2,424	0.70%
Money market deposits	4,358,877	29,947	2.76%	4,337,560	29,180	2.73%	4,004,175	32,411	3.26%
Savings deposits	538,843	252	0.19%	539,104	240	0.18%	570,283	317	0.22%
Other time deposits	534,242	3,088	2.32%	558,648	3,353	2.43%	738,290	6,053	3.30%
Time deposits >$250,000	345,916	2,692	3.12%	352,174	2,849	3.28%	371,471	3,539	3.83%
Total interest-bearing deposits	7,212,437	38,405	2.14%	7,219,042	38,119	2.14%	7,081,586	44,744	2.54%
Borrowings	92,199	1,660	7.22%	91,960	1,658	7.31%	167,976	2,963	7.09%
Total interest-bearing liabilities	7,304,636	40,065	2.20%	7,311,002	39,777	2.21%	7,249,562	47,707	2.65%
Noninterest-bearing checking	3,522,117			3,375,098			3,350,723
Other liabilities	101,069			72,839			76,713
Shareholders’ equity	1,530,550			1,467,871			1,378,283
Total liabilities and shareholders’ equity	$12,458,372			$12,226,810			$12,055,281
Net yield on interest-earning assets and net interest income		$96,676	3.32%		$92,883	3.25%		$81,115	2.84%
Net yield on interest-earning assets and net interest income – tax-equivalent (3)		$96,887	3.32%		$93,320	3.27%		$81,847	2.87%
Interest rate spread			2.49%			2.44%			1.86%
Average prime rate			7.50%			7.50%			8.50%
(1)   Average loans include nonaccruing loans, the effect of which is to lower the average rate shown. Interest earned includes recognized net loan fees, including late fees, prepayment fees, and net deferred loan (cost)/fee amortization in the amounts of $(296,000), $(294,000) and $(414,000) for the three months ended June 30, 2025, March 31, 2025 and June 30, 2024, respectively.
(2)   Includes accretion of discount on acquired loans of $1.5 million, $1.8 million and $2.3 million for the three months ended June 30, 2025, March 31, 2025 and June 30, 2024, respectively.
(3)   Includes tax-equivalent adjustments to reflect the tax benefit that we receive related to tax-exempt securities and loans as reduced by the related nondeductible portion of interest expense.

Second Quarter 2025 Results

First Bancorp and Subsidiaries Financial Summary
AVERAGE BALANCES AND NET INTEREST INCOME ANALYSIS - YEAR-TO-DATE

	For the Six Months Ended
	June 30, 2025			June 30, 2024
($ in thousands)	Average Volume	Interest Earned or Paid	Average Rate	Average Volume	Interest Earned or Paid	Average Rate
Assets
Loans (1) (2)	$8,147,750	$223,464	5.52%	$8,087,101	$220,270	5.47%
Taxable securities	2,663,390	32,381	2.43%	2,703,441	24,019	1.78%
Non-taxable securities	288,373	2,232	1.55%	292,622	2,234	1.53%
Short-term investments, primarily interest-bearing cash	504,652	11,324	4.52%	392,790	8,913	4.56%
Total interest-earning assets	11,604,165	269,401	4.67%	11,475,954	255,436	4.47%
Cash and due from banks	143,469			87,754
Premises and equipment	142,574			150,401
Other assets	453,023			369,132
Total assets	$12,343,231			$12,083,241
Liabilities
Interest-bearing checking	$1,433,066	$4,923	0.69%	$1,400,425	$4,784	0.69%
Money market deposits	4,348,277	59,126	2.74%	3,854,453	60,223	3.14%
Savings deposits	538,973	493	0.18%	581,339	625	0.22%
Other time deposits	546,377	6,441	2.38%	723,904	11,509	3.20%
Time deposits >$250,000	349,028	5,541	3.20%	363,640	6,738	3.73%
Total interest-bearing deposits	7,215,721	76,524	2.14%	6,923,761	83,879	2.44%
Borrowings	92,081	3,318	7.27%	372,987	11,168	6.02%
Total interest-bearing liabilities	7,307,802	79,842	2.20%	7,296,748	95,047	2.62%
Noninterest-bearing checking	3,449,013			3,331,811
Other liabilities	87,032			77,795
Shareholders’ equity	1,499,384			1,376,887
Total liabilities and shareholders’ equity	$12,343,231			$12,083,241
Net yield on interest-earning assets and net interest income		$189,559	3.29%		$160,389	2.81%
Net yield on interest-earning assets and net interest income – tax-equivalent (3)		$190,207	3.30%		$161,852	2.83%
Interest rate spread			2.47%			1.85%
Average prime rate			7.50%			8.50%
(1)   Average loans include nonaccruing loans, the effect of which is to lower the average rate shown. Interest earned includes recognized net loan fees, including late fees, prepayment fees, and net deferred loan (cost)/fee amortization in the amounts of $(590,000) and $(886,000) for the six months ended June 30, 2025 and June 30, 2024, respectively.
(2)   Includes accretion of discount on acquired loans of $3.2 million and $4.7 million for the six months ended June 30, 2025 and June 30, 2024, respectively.
(3)   Includes tax-equivalent adjustments to reflect the tax benefit that we receive related to tax-exempt securities and loans as reduced by the related nondeductible portion of interest expense.

Second Quarter 2025 Results

Reconciliation of non-GAAP measures

APPENDIX A: Calculation of Return on TCE

	For the Three Months Ended
($ in thousands)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024

Net Income	$38,566	$36,406	$3,551	$18,680	$28,712
Intangible asset amortization, net of taxes	1,123	1,159	1,195	1,240	1,283
Tangible Net income	$39,689	$37,565	$4,746	$19,920	$29,995

Average common equity	$1,530,550	$1,467,871	$1,466,181	$1,445,029	$1,378,284
Less: Average goodwill and other intangibles, net of related taxes	(486,393)	(487,395)	(488,624)	(489,987)	(491,318)
Average tangible common equity	$1,044,157	$980,476	$977,557	$955,042	$886,966

Return on average common equity	10.11%	10.06%	0.96%	5.14%	8.38%
Return on average tangible common equity	15.25%	15.54%	1.93%	8.30%	13.60%

APPENDIX B: Reconciliation of Common Equity to TCE

	For the Three Months Ended
($ in thousands)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024

Total shareholders' common equity	$1,556,180	$1,508,176	$1,445,611	$1,477,525	$1,404,342
Less: Goodwill and other intangibles, net of related taxes	(485,657)	(486,749)	(487,660)	(489,139)	(490,439)
Tangible common equity	$1,070,523	$1,021,427	$957,951	$988,386	$913,903

APPENDIX C: Tangible Book Value Per Share

	For the Three Months Ended
($ in thousands except per share data)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024

Tangible common equity (Appendix B)	$1,070,523	$1,021,427	$957,951	$988,386	$913,903

Common shares outstanding	41,468,098	41,368,828	41,347,418	41,340,099	41,187,943
Tangible book value per common share	$25.82	$24.69	$23.17	$23.91	$22.19

APPENDIX D: TCE Ratio

	For the Three Months Ended
($ in thousands)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024

Tangible common equity (Appendix B)	$1,070,523	$1,021,427	$957,951	$988,386	$913,903

Total assets	12,608,265	12,436,245	12,147,694	12,153,430	12,060,805
Less: Goodwill and other intangibles, net of related taxes	(485,657)	(486,749)	(487,660)	(489,139)	(490,439)
Tangible assets ("TA")	$12,122,608	$11,949,496	$11,660,034	$11,664,291	$11,570,366
TCE to TA ratio	8.83%	8.55%	8.22%	8.47%	7.90%

Second Quarter 2025 Results

Reconciliation of non-GAAP measures, continued
APPENDIX E: Adjusted D-EPS

	For the Three Months Ended
($ in thousands)	June 30, 2025	March 31, 2025	June 30, 2024

Net income	$38,566	$36,406	$28,712
Impact of Hurricane Helene
Provision for (benefit from) credit losses	(3,500)	(2,000)	—
Total	(3,500)	(2,000)	—
Less, tax impact	812	464	—
After-tax impact of Hurricane Helene	(2,688)	(1,536)	—

Adjusted net income	$35,878	$34,870	$28,712

Weighted average shares outstanding - diluted	41,441,393	41,406,525	41,262,091

D-EPS	$0.93	$0.88	$0.70
Adjusted D-EPS	$0.87	$0.84	$0.70

Second Quarter 2025 Results

Supplemental information
APPENDIX F: Loan purchase discount accretion and its impact on the Company's NIM

Included in interest income for the second quarter of 2025 was loan purchase accounting discount accretion of $1.5 million compared to $1.8 million for the linked quarter and $2.3 million for the like quarter, with the activity related to the continued repayments/reduction of the loan portfolio acquired from GrandSouth Bancorporation in January of 2023. Loan discount accretion had positive impacts of 4 basis points, 5 basis points and 6 basis points, respectively, on the Company's NIM and NIM-T/E in the second quarter of 2025, the linked quarter and the like quarter.

The following table presents the impact to net interest income of the purchase accounting adjustments for each period.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	June 30, 2025	March 31, 2025	June 30, 2024

Interest income - increased by accretion of loan discount on acquired loans	$1,457	$1,789	$2,303
Total interest income impact	1,457	1,789	2,303
Interest expense - increased by discount accretion on deposits	(102)	(103)	(224)
Interest expense - increased by discount accretion on borrowings	(194)	(191)	(190)
Total net interest expense impact	(296)	(294)	(414)
Total impact on net interest income	$1,161	$1,495	$1,889